Exhibit 3.3

CERTIFICATE OF ELIMINATION

of

SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK

of

SPYRE THERAPEUTICS, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

Spyre Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Corrected Second Amended and Restated Certificate of Incorporation of the Corporation, as amended and as effective as of the date hereof (the “Certificate of Incorporation”), and pursuant to Section 151(g) of the DGCL, the Board of Directors previously adopted resolutions creating and authorizing a series of 271,625 shares of preferred stock, par value $0.0001 per share, of the Corporation designated as Series B Non-Voting Convertible Preferred Stock (the “Series B Preferred Stock”), subject to the Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock (the “Certificate of Designation”), as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 8, 2023, which was subsequently amended by the Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock (the Certificate of Designation, as so amended, the “Amended Certificate of Designation”), as filed with Secretary of State on March 18, 2024.

SECOND: That none of the authorized shares of the Series B Preferred Stock are outstanding and none will be issued by the Corporation pursuant to the Amended Certificate of Designation.

THIRD: That pursuant to the authority conferred upon the Board of Directors pursuant to the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions approving the elimination of the Series B Preferred Stock:

WHEREAS, pursuant to the authority granted to the Board under the Company’s Certificate of Incorporation, as amended and restated, the Board previously designated a series of the Company’s preferred stock, par value $0.0001 per share, as Series B Non-Voting Convertible Preferred Stock (the “Series B Preferred Stock”), authorized the issuance of 271,625 shares of Series B Preferred Stock and fixed the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, pursuant to a Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock filed with the Secretary of State of the State of Delaware (the “DE SOS”) on December 8, 2023 (as amended by the Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock filed with the DE SOS on March 18, 2024, the “Certificate of Designation”);

WHEREAS, no shares of Series B Preferred Stock are currently outstanding;

WHEREAS, the Board has determined that no shares of Series B Preferred Stock will hereafter be issued pursuant to the Certificate of Designation;
WHEREAS, Section 151(g) of the DGCL provides that, when no shares of a series of stock established by a certificate of designation are outstanding, the corporation may file a certificate setting forth resolutions of the Board providing that none of the authorized shares of such series are outstanding and that none will be issued subject to the certificate of designation, which filing will have the effect of eliminating from the Company’s Certificate of Incorporation all matters set forth in such certificate of designation with respect to such series; and
WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to eliminate the Series B Preferred Stock in accordance with Section 151(g) of the DGCL (the “Elimination”).
NOW, THEREFORE, BE IT RESOLVED, that the Elimination hereby is authorized, approved, and adopted in all respects; and
RESOLVED FURTHER, that any officer of the Company is hereby authorized and directed, in the name and on behalf of the Company, to prepare, execute, and deliver to the DE SOS a Certificate of Elimination as required by the DGCL in order to effect the cancellation and elimination of the Series B Preferred Stock, and any and all additional documents required to be filed therewith.

FOURTH: That, in accordance with Section 151(g) of the DGCL, the Certificate of Incorporation, as effective immediately prior to the filing of this Certificate of Elimination, is hereby amended to eliminate all references to the Series B Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed and subscribed this Certificate of Elimination and does affirm the foregoing as true under the penalties of perjury on October 29, 2026.

SPYRE THERAPEUTICS, INC.

By:    /s/ Cameron Turtle
Name:    Cameron Turtle
Title:    Chief Executive Officer

[Signature Page to Certificate of Elimination]